Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Completes Repurchase of 3 Million Shares

Newport Beach, Calif. – January 8, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) announced today that it has completed the repurchase of 3 million shares of its common stock on the open market at a total purchase price of $47.4 million, or $15.90 per share. These shares represent 6.6% of its previously outstanding shares, leaving approximately 42.6 million shares outstanding.

“TriZetto’s management team committed to putting the company’s growing cash position to use in enhancing shareholder value,” said TriZetto chairman and chief executive officer Jeff Margolis. “Completing this repurchase authorization is in keeping with TriZetto’s longstanding record of meeting its commitment to shareholder value and to share count control.”

In October 2007, TriZetto’s Board of Directors increased the company’s share repurchase authorization to 3 million shares. The shares were purchased on the open market between November 19 and December 28, 2007. A majority of the shares were acquired under a 10b-5-1 stock purchase plan.

About TriZetto

TriZetto is Powering Integrated Healthcare Management™. With its technology touching nearly half of the U.S. insured population, TriZetto is uniquely positioned to drive the convergence of health benefit administration, care management and constituent engagement. The company provides premier information technology solutions that enable payers and other constituents in the healthcare supply chain to improve the coordination of benefits and care for healthcare consumers. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Investor Contact:	Media Contact:
Brad Samson	Melissa Bruno
TriZetto	Schwartz Communications
949-719-2220	781-684-6652
brad.samson@trizetto.com	MBruno@schwartz-pr.com